                                                             Exhibit 99.1

[Cenveo letterhead]


For Immediate Release August 2nd, 2004

        CENVEO OPERATIONS HAVE EIGHTH CONSECUTIVE QUARTER OF IMPROVED
                         YEAR OVER YEAR PERFORMANCE

ENGLEWOOD, COLO. (AUGUST 2, 2004) -- Cenveo, Inc., (NYSE: CVO) announced its results for the quarter and six months ended June 30, 2004. The net loss was $2.1 million for the quarter, and $18.6 million for the six months, or $0.04 per share and $0.39 per share, respectively. Sales for the quarter were $409 million and $833 million for the six months ended June 30, 2004. Last year, the net loss for the corresponding quarter was $2.3 million, or $0.05 per share, on $408 million of sales and for the six months ended June 30, 2003, net income was $0.4 million, or $0.01 per share, on $835 million of sales. Cenveo's net loss for the six months ended June 30, 2004, included a first quarter charge for early extinguishment of debt of $17.7 million.

EBITDA for the second quarter of 2004 was $29.1 million compared to EBITDA of $27.3 million achieved for the same period last year, a 6.4% improvement. For the six months ended June 30, 2004, EBITDA was $60.5 million compared to $58.6 million for the same period last year, a 3.2% improvement. This represents the eighth consecutive quarter of year over year improvement in operating results as measured by EBITDA. An explanation of the Company's use of EBITDA for comparative purposes is provided below.

Net cash provided by operating activities in the quarter ended June 30, 2004 was $10 million compared to $33 million provided during the same period last year. This change occurred as we invested in inventories to ramp up service to new customers in the third quarter in the office products sales channel.

Paul Reilly, Chairman, President and CEO, stated, "The second quarter is traditionally the softest of the year. Nonetheless we have seen improvements across our businesses. Sales are firming up in all areas, and our Total Customer Solutions initiative is creating numerous new opportunities for sales growth. The number of customers entering into multi-year contracts is increasing. Both our Commercial and Resale Segments are also exhibiting strong gross margin growth. The results of the first half of 2004 are very much in line with the guidance we gave for the full year 2004, and given our expectations for the next two quarters, we affirm that guidance."

Cenveo will hold a conference call today, Monday August 2nd at 1:00 p.m. Eastern Time (12 noon Central, 11:00 a.m. Mountain, 10:00 a.m. Pacific
Time). To participate in the Cenveo conference call, please dial in to 1-888-675-7686 and provide conference ID 510356. Please call 5-7 minutes before the call is to begin. The conference call will also be available via webcast. To listen to the webcast, go to www.cenveo.com, www.streetevents.com, or www.fulldisclosure.com.

                                  - more -

INTERNATIONAL DIAL-IN: An operator will dial out to you. Contact Cenveo Investor Relations at 303-790-8023 or email: bea.rodriguez@cenveo.com no later than 1 hour prior to the call with your telephone information.

If you are unable to join the Cenveo conference call, you may access a replay of the call starting Monday, August 2nd, 2004 at 4:00 pm Eastern Time until Midnight Eastern Time, August 9th, 2004. To access the replay, please dial 866-219-1444 and reference the conference ID 510356.

EBITDA (earnings before interest, taxes, depreciation and amortization) should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted (GAAP) in the United States (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Additionally, our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited. EBITDA has not been provided as a measure of liquidity. The Supplemental Information to the press release includes the Company's Statement of Cash Flows.

We use EBITDA as a supplemental measure of performance because we believe it gives the reader a more complete understanding of our operating results before the impact of investing and financing transactions. A reconciliation of net income (loss) under U.S. GAAP to EBITDA is presented in the Supplemental Information to this press release.

ABOUT CENVEO
Cenveo, Inc. (NYSE: CVO), www.cenveo.com, is one of North America's leading providers of visual communications with one-stop services from design through fulfillment. The company is uniquely positioned to serve both direct customers through its commercial segment, and distributors and resellers of printed office products through its Quality Park resale segment. The company's broad portfolio of services and products include e-services, envelopes, offset and digital printing, labels and business documents. Cenveo currently has approximately 10,000 employees and more than 80 production locations plus five advanced fulfillment and distribution centers throughout North America. In early 2004, Cenveo was voted second place in the printing and publishing category as Fortune Magazine's Most Admired Companies and ranked number five of the Russell 3000 companies on Corporate Governance Quotients by Institutional Shareholder Services. The company is headquartered in Englewood, Colorado.

                                  - more -

This press release may contain certain forward-looking statements of management. It should be understood that all such statements are subject to various uncertainties and risks that could affect their outcome. Factors which could cause or contribute to such differences include, but are not limited to, the ability to execute strategic initiatives, economic conditions, product demand and sales, ability to obtain assumed productivity and cost savings, interest rates, foreign currency exchange rates, paper and raw material costs and the ability to pass them through to customers, waste paper prices, postage rates, union relations, competition and competitors' actions, availability of financing, and changes in the direct mail industry. Please refer to the company's 10-K, 10-Q and other SEC filings for a more detailed discussion of the risks. None of management's statements in this release should be considered an offer to sell or a solicitation of an offer to buy Cenveo securities.

CONTACT: Mr. Michel P. Salbaing
         Senior Vice President and Chief Financial Officer
         Cenveo, Inc.
        (303) 790-8023

                                    # # #

[Cenveo logo]


FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)
(unaudited)

                                                                THREE MONTHS ENDED JUNE 30           SIX MONTHS ENDED JUNE 30
                                                                  2004             2003                2004               2003

CONSOLIDATED RESULTS

Net sales                                                       $409,396         $407,826            $833,138          $835,146
Gross profit                                                      83,634           79,121             172,054           163,048
Operating income                                                  14,805           15,625              33,719            34,903
Income (loss) from continuing operations                          (3,296)          (1,681)            (19,831)           (1,150)
Loss (gain) on disposal of discontinued operations                (1,230)             581              (1,230)           (1,919)
Cumulative effect of change in accounting principle                    -                -                   -               322
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                               $ (2,066)        $ (2,262)           $(18,601)         $    447

Net income (loss) per share  - assuming dilution                $  (0.04)        $  (0.05)           $  (0.39)         $   0.01

--------------------------------------------------------------------------------------------------------------------------------
SEGMENT INFORMATION

NET SALES:
  Commercial                                                    $307,583         $306,608            $631,432          $630,670
  Resale                                                         101,813          101,218             201,706           204,476
--------------------------------------------------------------------------------------------------------------------------------
     Total                                                      $409,396         $407,826            $833,138          $835,146

OPERATING INCOME (EXPENSE):
  Commercial                                                    $  9,920         $ 10,285            $ 21,914          $ 22,765
  Resale                                                          12,359           10,455              23,822            22,309
  Corporate services and other charges                            (7,474)          (5,115)            (12,017)          (10,171)
--------------------------------------------------------------------------------------------------------------------------------
     Total                                                      $ 14,805         $ 15,625            $ 33,719          $ 34,903

OPERATING INCOME MARGINS:
  Commercial                                                        3.2%             3.4%                3.5%              3.6%
  Resale                                                           12.1%            10.3%               11.8%             10.9%

EBITDA (1):
  Commercial                                                    $ 20,213         $ 19,215            $ 42,420          $ 41,132
  Resale                                                          14,685           12,925              28,500            27,331
  Corporate                                                       (5,828)          (4,828)            (10,427)           (9,837)
--------------------------------------------------------------------------------------------------------------------------------
  Total                                                         $ 29,070         $ 27,312            $ 60,493          $ 58,626

--------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION                                           JUNE 30, 2004  DECEMBER 31, 2003

Working capital                                               $  111,489       $  102,773
Total assets                                                   1,104,028        1,107,393
Total debt                                                       772,956          748,961
Shareholders' equity                                              44,625           68,019
--------------------------------------------------------------------------------------------------------------------------------

(1) See Appendix 1 in the Supplemental Information to the Press Release for the definition of EBITDA, the reconciliation of net income to EBITDA and the reason why EBITDA is a relevant non-GAAP financial measure for Cenveo.

                               [Cenveo logo]


                Supplemental Information to the Press Release



                        For the Second Quarter Ended
                                June 30, 2004



                           Released August 2, 2004

[Cenveo logo]

============================================================================
Second quarter ended June 30, 2004


                                                                        Page

Financial and Operational Summary and Recent Developments               1, 2
----------------------------------------------------------------------------

Consolidated Balance Sheets                                               3
----------------------------------------------------------------------------

Consolidated Statements of Operations                                     4
----------------------------------------------------------------------------

Consolidated Cash Flow Statements                                         5
----------------------------------------------------------------------------

Segment Results                                                           6
----------------------------------------------------------------------------

Appendix 1 - Reconciliation of Net Income to EBITDA                     7, 8
----------------------------------------------------------------------------

FINANCIAL AND OPERATIONAL SUMMARY AND RECENT DEVELOPMENTS
=========================================================
   Three months ended June 30, 2004


   Financial and Operational Summary
   ---------------------------------

   CONSOLIDATED RESULTS: Net sales increased $1.6 million in the second quarter 2004 compared to net sales in the second quarter of 2003. Operating income declined by $0.8 million in the second quarter primarily due to a $1.0 million charge for restructuring in the quarter.

   COMMERCIAL: Net sales in the second quarter of 2004 increase $1.0 million to $307.6 million compared to net sales of $306.6 million in the second quarter of 2003. The Commercial segment improved gross margins by 140 basis points, or 7.8%, over the same quarter last year.

   RESALE: Net sales in the second quarter of 2004 increased by $0.6 million to $101.8 million compared to net sales of $101.2 million in the second quarter of 2003. The Resale segment improved gross margins by 100 basis points, or 2.6%, over the same quarter last year.

   DEBT: Total debt was reduced by $4.4 million in the quarter and net cash provided by operating activities was $10 million for the quarter.

   CAPITAL EXPENDITURES: During the quarter ended June 30, 2004, capital expenditures were $6.8 million compared to $6.6 million in the same period last year. It is anticipated that full year capital expenditures will be approximately $25 million.

   AVAILABILITY: Credit available under our credit facility was $112.2 million based on the certificate filed for the activity ending June 30, 2004.

Financial and Operational Summary and Recent Developments
=========================================================

Recent Developments
-------------------

   o Effective May 17, 2004, the Company changed its name from Mail-Well to Cenveo(TM) and announced a new Company tag line of "Vision Delivered". The Company also launched a new web site at www.cenveo.com that reflects the Company's new name, strategy, and broad selection of products and services, as well as a change of its New York Stock Exchange trading symbol to "CVO."

   o The Company announced on July 2, 2004 the acquisition of Valco Graphics Inc., a high-quality web and sheetfed printer of promotional, direct marketing and publishing products in the Seattle, Washington market with annual sales of approximately $18 million. Cenveo(TM) also announced that it would combine its existing Seattle commercial printing facility with the Valco facility. The Company plans to install two 40-inch, six and eight-color sheetfed presses at the former Valco location to increase current capabilities.

   o During the quarter Cenveo Anderson Lithograph, a Cenveo(TM) commercial facility, received the Sappi North American Printer of the Year award with two gold medals for the outstanding production of General Motors' Cadillac XLR 2004 brochure and Hummer 2003 Calendar.

   o During the quarter the Company began the consolidation of its Bensalem, Pennsylvania envelope plant with the Cenveo Philadelphia print plant to create a full service facility to better serve the customers in the Philadelphia market. The expanded facility will contain a state-of-the-art graphics and pre-press department, high-end offset capabilities, a full complement of envelope converting equipment, plus a dedicated team of customer service professionals.

   o Cenveo(TM) is the first envelope licensee of Conformer(R) Expansion Products, Inc. and now offers customers versatile envelopes that expand to fit contents with the ease and efficiency of mechanical insertion. Supremex, Cenveo's Canadian envelope operation, will be the first location to manufacture Conformer Expansion Envelopes. Conformer Expansion Products, Inc. has granted Cenveo a license to manufacture, use, and sell envelope products with its trademarked name exclusively in Canada and on a non-exclusive basis in the United States. The arrangement thus enables Cenveo to offer the envelopes throughout
     North America.

CONSOLIDATED BALANCE SHEETS

Cenveo, Inc. and Subsidiaries
(in thousands)

                                                                    JUNE 30          DECEMBER 31
                                                                     2004               2003
ASSETS
Current assets:
   Cash and cash equivalents                                      $      165         $      307
   Accounts receivable, net                                          218,588            223,541
   Inventories, net                                                  111,278             91,402
   Other current assets                                               44,349             48,135
------------------------------------------------------------------------------------------------
       Total current assets                                          374,380            363,385
------------------------------------------------------------------------------------------------

 Property, plant and equipment, net                                  374,419            388,240
 Goodwill                                                            297,585            299,392
 Other intangible assets, net                                         17,140             19,687
 Other assets, net                                                    40,504             36,689
------------------------------------------------------------------------------------------------
 TOTAL ASSETS                                                     $1,104,028         $1,107,393
------------------------------------------------------------------------------------------------

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                                               $  146,507         $  140,468
   Accrued compensation and related liabilities                       54,421             53,209
   Other current liabilities                                          59,379             64,360
   Current maturities of long-term debt                                2,584              2,575
------------------------------------------------------------------------------------------------
        Total current liabilities                                    262,891            260,612
------------------------------------------------------------------------------------------------

 Long-term debt, less current maturities                             770,372            746,386
 Deferred income taxes                                                     -              6,717
 Other liabilities                                                    26,140             25,659
------------------------------------------------------------------------------------------------
 Total liabilities                                                 1,059,403          1,039,374
------------------------------------------------------------------------------------------------

 Shareholders' equity:
   Common stock                                                          484                484
   Paid-in capital                                                   213,896            213,850
   Retained deficit                                                 (168,932)          (150,331)
   Deferred compensation                                              (1,424)            (1,714)
   Accumulated other comprehensive income                                601              5,730
------------------------------------------------------------------------------------------------
 Total shareholders' equity                                           44,625             68,019
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $1,104,028         $1,107,393
------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

Cenveo, Inc. and Subsidiaries
(in thousands, except per share data)
(unaudited)
                                                                     THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                          JUNE 30                            JUNE 30
                                                                   2004             2003              2004             2003
Net sales                                                        $409,396         $407,826         $ 833,138         $835,146
Cost of sales                                                     325,762          328,705           661,084          672,098
------------------------------------------------------------------------------------------------------------------------------
  Gross profit                                                     83,634           79,121           172,054          163,048
------------------------------------------------------------------------------------------------------------------------------

Operating expenses:
  Selling, general and administrative expenses                     66,415           62,722           134,413          126,157
  Amortization of intangibles                                       1,396              418             2,801              863
  Restructuring charges                                             1,018              356             1,121            1,125
------------------------------------------------------------------------------------------------------------------------------
 Operating income                                                  14,805           15,625            33,719           34,903
------------------------------------------------------------------------------------------------------------------------------

Other expense:
  Interest expense                                                 17,513           18,119            35,912           36,333
  Loss on early extinguishment of debt                                  -                -            17,748                -
  Other                                                               527              355               968              487
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before
 income taxes and cumulative effect of a change in
 accounting principle                                              (3,235)          (2,849)          (20,909)          (1,917)
Income tax expense (benefit)                                           61           (1,168)           (1,078)            (767)
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before
 cumulative effect of a change in accounting principle             (3,296)          (1,681)          (19,831)          (1,150)

Loss (gain) on disposal of discontinued operations                 (1,230)             581            (1,230)          (1,919)
Cumulative effect of a change in accounting principle                   -                -                 -              322
------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                $ (2,066)        $ (2,262)        $ (18,601)        $    447
------------------------------------------------------------------------------------------------------------------------------

Income (loss) per share - basic and diluted:

  Continuing operations                                          $  (0.07)        $  (0.04)        $   (0.42)        $  (0.02)
  Discontinued operations                                            0.03            (0.01)             0.03             0.04
  Cumulative effect of a change in accounting principle                 -                -                 -            (0.01)
------------------------------------------------------------------------------------------------------------------------------
Income (loss) per share - basic and diluted                      $  (0.04)        $  (0.05)        $   (0.39)        $   0.01
------------------------------------------------------------------------------------------------------------------------------

Weighted averages shares - basic                                   47,740           47,679            47,737           47,672
Weighted averages shares - diluted                                 47,740           47,679            47,737           48,207

CONSOLIDATED CASH FLOW STATEMENTS

Cenveo, Inc. and Subsidiaries
(in thousands)
(unaudited)

                                                                                                SIX MONTHS ENDED
                                                                                                     JUNE 30
                                                                                            2004                  2003

Cash flows from operating activities:
Income (loss) from continuing operations                                                $   (19,831)           $  (1,150)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
    Depreciation                                                                             22,841               23,347
    Amortization                                                                              5,093                2,815
    Write-off of deferred financing fees                                                      4,220                    -
    Deferred income tax benefit                                                              (7,949)              (6,270)
    Loss (gain) on disposal of assets                                                           240                  581
    Other noncash charges, net                                                                 (366)                 846
Changes in operating assets and liabilities, excluding effects of operations sold:
    Accounts receivable                                                                       4,210               26,150
    Inventories                                                                             (20,011)               4,070
    Accounts payable and accrued compensation                                                 7,686              (37,009)
    Income taxes payable                                                                       (991)               8,808
    Other working capital changes                                                               211               (2,634)
Other, net                                                                                      (76)                 605
-------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) operating activities                                    (4,723)              20,159

Cash flows from investing activities:
    Capital expenditures                                                                    (12,460)             (13,010)
    Proceeds from divestitures, net                                                           2,000                3,864
    Proceeds from sales of property, plant and equipment                                        346                  627
-------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                                 (10,114)              (8,519)

Cash flows from financing activities:
    Proceeds from long-term debt                                                          1,677,071              947,205
    Repayment of long-term debt                                                          (1,653,074)            (960,947)
    Proceeds from the issuance of common stock                                                   46                   16
    Capitalized loan fees                                                                    (8,936)                (437)
-------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities                                    15,107              (14,163)

    Effect of exchange rate changes on cash and cash equivalents                               (412)                 619
-------------------------------------------------------------------------------------------------------------------------

Net decrease in cash and cash equivalents                                                      (142)              (1,904)
Cash and cash equivalents at beginning of year                                                  307                2,650
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of quarter                                             $       165            $     746
-------------------------------------------------------------------------------------------------------------------------

SEGMENT RESULTS

Cenveo, Inc. and Subsidiaries
(in thousands)
(unaudited)
                                                           THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                JUNE 30                             JUNE 30
                                                         2004             2003               2004             2003
Net sales:
       Commercial                                      $307,583         $306,608           $631,432         $630,670
       Resale                                           101,813          101,218            201,706          204,476
---------------------------------------------------------------------------------------------------------------------
                   Total net sales                     $409,396         $407,826           $833,138         $835,146
---------------------------------------------------------------------------------------------------------------------

Operating income (expense):
       Commercial                                      $  9,920         $ 10,285           $ 21,914         $ 22,765
       Resale                                            12,359           10,455             23,822           22,309
       Corporate services                                (7,474)          (5,115)           (12,017)         (10,171)
---------------------------------------------------------------------------------------------------------------------
                   Total operating income              $ 14,805         $ 15,625           $ 33,719         $ 34,903
---------------------------------------------------------------------------------------------------------------------

EBITDA (1):
       Commercial                                      $ 20,213         $ 19,215           $ 42,420         $ 41,132
       Resale                                            14,685           12,925             28,500           27,331
       Corporate services                                (5,828)          (4,828)           (10,427)          (9,837)
---------------------------------------------------------------------------------------------------------------------
                   Total EBITDA                        $ 29,070         $ 27,312           $ 60,493         $ 58,626
---------------------------------------------------------------------------------------------------------------------

Net sales by product line:
       Commercial printing                             $186,873         $185,638           $385,073         $382,468
       Envelopes                                        172,077          171,845            346,180          352,035
       Business forms and labels                         50,446           50,343            101,885          100,643
---------------------------------------------------------------------------------------------------------------------
                   Total net sales                     $409,396         $407,826           $833,138         $835,146
---------------------------------------------------------------------------------------------------------------------

(1) See Appendix 1 in the Supplemental Information to the Press Release for the definition of EBITDA, the reconciliation of net income to EBITDA and the reason why EBITDA is a relevant non-GAAP financial measure for Cenveo.

APPENDIX 1 - RECONCILIATION OF NET INCOME TO EBITDA
FOR THE THREE MONTHS ENDED JUNE 30, 2004 AND 2003

Cenveo, Inc. and Subsidiaries
(in thousands)
(unaudited)

                                                                           FOR THE THREE MONTHS ENDED JUNE 30, 2004
                                                                     COMMERCIAL      RESALE      CORPORATE       TOTAL
Net income (loss)                                                     $10,046       $12,344      $(24,457)      $(2,066)
Interest                                                                    -             -        17,513        17,513
Taxes, including taxes included in discontinued operations                  -             -           831           831
Depreciation                                                            8,985         2,206           186        11,376
Amortization (excluding amortization included in interest)              1,182           135            99         1,416
------------------------------------------------------------------------------------------------------------------------

    EBITDA                                                            $20,213       $14,685      $ (5,828)      $29,070


                                                                           FOR THE THREE MONTHS ENDED JUNE 30, 2003
                                                                     COMMERCIAL      RESALE      CORPORATE       TOTAL
Net income (loss)                                                     $ 9,845       $10,389      $(22,496)      $(2,262)
Interest                                                                    -             -        18,119        18,119
Taxes                                                                       -             -        (1,168)       (1,168)
Tax adjustment included in discontinued operations                          -             -           581           581
Depreciation                                                            9,189         2,300           135        11,624
Amortization (excluding amortization included in interest)                181           236             1           418
------------------------------------------------------------------------------------------------------------------------

    EBITDA                                                            $19,215       $12,925      $ (4,828)      $27,312

Note: This schedule is a reconciliation of net income to EBITDA which we define as earnings before interest, taxes, depreciation and amortization and the income tax impact included in the gain on the disposal of discontinued operations recorded in 2004 and the tax adjustment reported as a gain on disposal of discontinued operations in 2003. EBITDA should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Additionally, our method of calculating EBITDA may be different from the method used by other companies, and therefore, comparability may be limited. EBITDA has not been provided as a measure of liquidity. We believe EBITDA provides useful supplemental information to investors since it excludes the impact of investing or financing transactions on our operating operating results.

APPENDIX 1 - RECONCILIATION OF NET INCOME TO EBITDA
FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003

Cenveo, Inc. and Subsidiaries
(in thousands)
(unaudited)

                                                                           FOR THE SIX MONTHS ENDED JUNE 30, 2004
                                                                     COMMERCIAL      RESALE      CORPORATE       TOTAL
Net income (loss)                                                      $21,977       $23,753     $(64,332)     $(18,601)
Loss on early extinguishment of debt                                         -             -       17,748        17,748
Interest                                                                     -             -       35,912        35,912
Taxes, including taxes included in discontinued operations                   -             -         (308)         (308)
Depreciation                                                            18,010         4,477          355        22,842
Amortization (excluding amortization included in interest)               2,433           270          198         2,901
------------------------------------------------------------------------------------------------------------------------

    EBITDA                                                             $42,420       $28,500     $(10,427)     $ 60,493


                                                                           FOR THE SIX MONTHS ENDED JUNE 30, 2003
                                                                     COMMERCIAL      RESALE      CORPORATE       TOTAL
Net income (loss)                                                      $22,314       $22,210     $(44,077)      $   447
Tax adjustment included in discontinued operations                           -             -       (1,919)       (1,919)
Cumulative effect of a change in accounting principle                        -             -          322           322
Interest                                                                     -             -       36,333        36,333
Taxes                                                                        -             -         (767)         (767)
Depreciation                                                            18,423         4,653          271        23,347
Amortization (excluding amortization included in interest)                 395           468            -           863
-------------------------------------------------------------------------------------------------------------------------

    EBITDA                                                             $41,132       $27,331     $ (9,837)      $58,626

Note: This schedule is a reconciliation of net income to EBITDA which we define as earnings before interest, taxes, depreciation and amortization and excluding the loss from the early extinguishment of debt and the income tax impact included in the gain on the disposal of discontinued operations recorded in 2004, and the tax adjustment reported as a gain on disposal of discontinued operations and the cumulative effect of a change in accounting principle in 2003. EBITDA should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Additionally, our method of calculating EBITDA may be different from the method used by other companies, and therefore, comparability may be limited. EBITDA has not been provided as a measure of liquidity. We believe EBITDA provides useful supplemental information to investors since it excludes the impact of investing or financing transactions on our operating results.

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